Exhibit 10.19
2004 Stock Incentive Plan
Performance Restricted Stock Unit Award Grant Notice and Agreement

JERRY STRITZKE

Coach, Inc. (the “Company”) is pleased to confirm that you have been granted a performance restricted stock unit award (the “Award”), effective as of August 5, 2010 (the “Award Date”), as provided in this Performance Restricted Stock Unit Award Grant Notice and Agreement (including all annexes attached hereto, this “Agreement”) pursuant to the Coach, Inc. 2004 Stock Incentive Plan (as amended, the “Plan”).  The Award is subject to all of the terms and conditions set forth in this Agreement.

1.           Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Definition Annex attached hereto as Annex A.

2.           Award.  Subject to the restrictions, limitations and conditions described in this Agreement, the Company hereby awards to you as of the Award Date performance restricted stock units (the “PRSUs”) in accordance with the terms and conditions of this Agreement.  PRSUs are considered Performance Stock Units under the Plan.  Each PRSU represents the right to receive one share of Common Stock upon the satisfaction of the terms and conditions of this Agreement and the Plan (and in particular the terms and conditions set forth on Annex B) (the “Restrictions”).  While the Restrictions are in effect, the PRSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise.  The number of PRSUs subject to the Award shall be determined in accordance with the terms of Annex B.

3.           Vesting.  The PRSUs will remain restricted and may not be sold or transferred by you until they have become vested pursuant to the terms of this Agreement and the vesting provisions set forth on Annex B.

4.           Distribution of the Award.  Except as otherwise provided by Section 5(d), on, or as soon as reasonably practicable following, the Vesting Date (and in no event later than the last date permitted by Treasury Regulation Section 1.409A-3(d)), the Committee will release the portion of the Award that has become vested as of the Vesting Date.  Applicable withholding taxes will be settled by withholding a number of shares of Common Stock with a market value not less than the amount of such taxes (determined at the minimum applicable rates), and the net number of shares of Common Stock subject to the Award shall be distributed to you; provided that in the event that the Company is liquidated in bankruptcy (a) the Committee will not release shares of Common Stock pursuant to the Award and (b) all payments made pursuant to the Award will be made in a per-share cash payment equal to the fair market value per share of Common Stock on the distribution date.

5.           Termination of Employment.

(a)           Death or Disability.  If prior to the Vesting Date you cease active employment with the Company because of your death or Disability (i) any portion of the Fiscal Year PRSUs that relates to a fiscal year of the Company that ended on or prior to the Date of Termination that would have become vested had you remained employed by the Company through the Vesting Date shall become vested effective as of the Vesting Date and (ii) the Performance Period PRSUs and any portion of the Fiscal Year PRSUs that relates to a fiscal year that has not ended on or prior to the Date of Termination shall thereupon be forfeited; provided, however, that the Committee may, in its sole discretion, cause any or all of the Section 5(a) Portion to become vested effective as of the Date of Termination.

(b)           Termination without Cause or for Good Reason.  Except as otherwise provided in Section 5(d) with respect to certain terminations of employment in connection with a Change in Control, if prior to the Vesting Date your employment is terminated by the Company without Cause or by you for Good Reason, all Fiscal Year PRSUs and Performance Period PRSUs that would have been eligible to become vested with respect to the Award had you remained employed through the Vesting Date shall become vested as of the Vesting Date, pursuant to the terms and conditions set forth on Annex B, based on the Company’s performance through the Vesting Date.

(c)           Termination for Cause or without Good Reason.  If prior to the Vesting Date your employment is terminated by the Company for Cause or by you without Good Reason (including, without limitation, by reason of your retirement) the Award shall thereupon be forfeited in its entirety.

(d)           Certain Terminations of Employment in connection with a Change in Control.  Notwithstanding Section 5(b), if your employment is terminated by the Company without Cause or by you for Good Reason prior to the Vesting Date and within six months prior to a Change in Control or during the 12 month period immediately following such Change in Control, then, effective as of the later of the Date of Termination or the date of the Change in Control, the Award shall become vested with respect to (i) any portion of the Fiscal Year PRSUs that relates to a fiscal year of the Company that ended on or prior to the Date of Termination (or date of the Change in Control, if later) that would have become vested had you remained employed by the Company through the Vesting Date (assuming for these purposes that the Company’s performance (A) would not be Marginal or below for any fiscal year that ends following the Date of Termination (or date of the Change in Control, if later) and (B) would be above Superior in at least one fiscal year that ends following the Date of Termination (or date of Change in Control, if later)) and (ii) the Section 5(d) Portion, and, notwithstanding Section 4, such vested portion of the Award shall be distributed in accordance with the provisions of Section 3 and Annex B as soon as reasonably practicable following the date of such vesting.

6.           Forfeiture.  Notwithstanding anything contained in this Agreement to the contrary, you shall be subject to the restrictive covenants set forth on Annex D hereto (the “Restrictive Covenants”), and you acknowledge and agree that the Company is granting you the Award in consideration for your agreement to be bound by such Restrictive Covenants.  Accordingly, if you (a) violate any of the covenants set forth in Sections 1 or 2 of the Restrictive Covenants or (b) materially violate any of the covenants set forth in Sections 3, 4 or 5 of the Restrictive Covenants, then (i) any portion of the Award that has not been distributed to you prior to the date of such violation shall thereupon be forfeited and (ii) you shall be required to pay to the Company the amount of all PRSU Gain.  The forfeiture provisions of this Section 6 shall also apply, and you shall also be required to pay to the Company the amount of all PRSU Gain, if you willfully commit any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) having a material adverse impact on the Company.

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7.           Award Not Transferable.  The Award will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative).

8.           Transferability of Award Shares. The shares you will receive under the Award on or following the Vesting Date (or such other vesting date pursuant to Section 5) generally are freely tradable in the United States.  However, you may not offer, sell or otherwise dispose of any shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country.  The Company reserves the right to place restrictions required by law on any shares of Common Stock received by you pursuant to the Award.

9.           Conformity with the Plan.  The Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement (including the terms of any annex attached hereto) and the Plan.

10.           No Rights to Continued Employment.  Nothing in this Agreement confers any right on you to continue in the employ of the Company and any of its affiliates or direct or indirect subsidiaries or affects in any way the right of the Company and any of its affiliates or direct or indirect subsidiaries to terminate your employment at any time with or without cause.

11.           Miscellaneous.

(a)           Amendment or Modifications.  The grant of the Award (and the allocation of PRSUs for each fiscal year and the Performance Period, as applicable) is documented by the minutes of the Committee, which records are the final determinant of the number of PRSUs granted in any fiscal year or the Performance Period, as applicable, and the conditions of any such grant.  The Committee may amend or modify the Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement (including, without limitation, under Annex B) without your prior written consent.  Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

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(b)           Governing Law.  All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland.  All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation.  You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings.  A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c)           Successors and Assigns.  Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

(d)           Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.           Section 409A.

(a)           In General.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the amounts payable hereunder from Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder or (ii) comply with the requirements of Section 409A.

(b)           Specified Employee Separation from Service.  Notwithstanding anything to the contrary in this Agreement, if you are determined to be a “specified employee” within the meaning of Section 409A as of the date of your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following your “separation from service” shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six-month anniversary of your “separation from service” (or, if earlier, the date of your death).

[signature page follows]

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In witness whereof, the parties hereto have executed and delivered this Agreement.

COACH, INC.

__________________________________
Sarah Dunn

Senior Vice President of Human Resources

Date: August 5, 2010

I acknowledge that I have read and understand the terms and conditions of this Agreement and of the Plan and I agree to be bound thereto.

AWARD RECIPIENT:

__________________________________
JERRY STRITZKE

Employee ID#: _____________________

Date:  ______________

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Annex A

DEFINITION ANNEX

For purposes of this Agreement, the following terms have the meanings set forth below:

(a)           “Award Date” shall have the meaning set forth in the preamble to this Agreement.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           The Company shall have “Cause” to terminate the Executive’s employment upon (i) the Executive’s failure to attempt in good faith to substantially perform the duties of his/her appointed office (other than any such failure resulting from the Executive’s physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Executive’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company); (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; or (v) the Executive’s willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) having a material adverse impact on the Company.

(d)           A “Change in Control” shall occur upon any of the following events:

(i)           A “Person” (which term, for purposes of this Section, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)           The Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

(iii)           During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a  Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in paragraphs “i" or “ii” above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           “Committee” shall mean the Human Resources Committee of the Board.

(g)           “Common Stock” shall mean the $0.01 par value common stock of the Company.

(h)           “Company” shall mean Coach, Inc., a Maryland corporation.

(i)           “Continuing Director” shall mean (i) any member of the Board (other than an employee of the Company) as of the Award Date or (ii) any person who subsequently becomes a member of the Board (other than an employee of the Company) whose election or nomination for election to the Board is recommended by a majority of the Continuing Directors.

(j)           “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the written notice of termination delivered by the Executive to the Company (or if no such date is specified, the last day of the Executive’s active employment with the Company).

(k)           “Disability” shall mean any mental or physical illness, condition, disability or incapacity that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which:

(i)           Prevents the Executive from discharging all of his essential job responsibilities and employment duties;

(ii)           Shall be attested to in writing by a physician or group of physicians selected by the Executive and acceptable to the Company; and

(iii)           Has prevented the Executive from so discharging his duties for any 180 days in any 365 day period.

A Disability shall be deemed to have occurred on the 180th day in such 365 day period.

(l)           “Executive” shall mean the executive named on the first page of this Agreement.

(m)         “Fair Market Value” shall mean, as of any given date, the fair market value of a share of Common Stock on such date determined by such methods or procedures as may be established from time to time by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any date shall be the average of the high and low trading prices for a share of Common Stock as reported on the New York Stock Exchange (or any national securities exchange on which the Common Stock is then listed) for such date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported.

(n)           “Fiscal Year PRSUs” shall have the meaning set forth on Annex B.

(o)           A performance level of “Good” with respect to any Performance Goal shall have the meaning set forth on Annex C.

(p)           The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:  (i) failure of the Company to continue the Executive in the position of his/her appointed office; (ii) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority (including, without limitation, the Executive’s failure to continue to serve as member of the Board); (iii) relocation of the Company’s executive offices more than 50 miles away from the executive offices at which he/she has agreed to work; (iv) failure of the Company to timely make any material payment or provide any material benefit under the Executive’s employment agreement with the Company, or the Company’s material reduction of any compensation, equity or benefits that the Executive is eligible to receive under his employment agreement; or (v) the Company’s material breach of the Executive’s employment agreement; provided, however, that notwithstanding the foregoing the Executive may not resign his employment for Good Reason unless: (x) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that Executive may resign his employment for Good Reason if in connection with any Change in Control the surviving entity does not assume his employment agreement (or, with the written consent of the Executive, substitute a substantially identical agreement) with respect to the Executive in writing delivered to the Executive prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control

(q)           A performance level of “Marginal” with respect to any Performance Goal shall have the meaning set forth on Annex C.

(r)           A performance level of “Outstanding” with respect to any Performance Goal shall have the meaning set forth on Annex C.

(s)           “Performance Criteria” shall mean the criteria that the Committee selects for purposes of establishing the Performance Goals.  The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings or income, cash flow (including, but not limited to, operating cash flow and free cash flow), funds from operations, cash flow return on capital, return on investment, return on stockholders’ equity, return on assets or net assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, cost reduction or savings, customer satisfaction, working capital, earnings or diluted earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for the Performance Period or a fiscal year of the Company.

(t)           “Performance Goals” shall mean the Performance Goals (as defined in the Plan) established in writing by the Committee for the Performance Period, or for a fiscal year of the Company during the Performance Period, based on the Performance Criteria, and set forth on Annex C.

(u)          “Performance Period” shall mean the period beginning on July 4, 2010 and ending on June 28 2014.

(v)          “Performance Period PRSUs” shall have the meaning set forth on Annex B.

(w)          “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(x)           “PRSU Gain” shall mean an amount equal to the product of (i) the number of shares of Common Stock that are distributed pursuant to the PRSU Award and (ii) the Fair Market Value per share of Common Stock on the date of such distribution.

(y)           “Section 409A” shall mean Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof.

(z)           “Section 5(a) Portion” shall mean a number of PRSUs equal to the sum of (x) the number of Fiscal Year PRSUs that relate to any fiscal year of the Company that ended on or prior to the Date of Termination due to death or Disability (assuming for these purposes that (A) the Company’s performance would not be Marginal or below for any fiscal year that ends following the Date of Termination and (B) the Company’s performance would be at least Superior for at least one fiscal year that ends following the Date of Termination), (y) 36,129 PRSUs (the Target Number of Performance Period PRSUs) and (z) the ratio of (i) the product of (A) $466,666.67 and (B) the number of not-yet-completed fiscal years for which there is a Fiscal Year PRSU Award as of the Date of Termination due to death or Disability, to (ii) the Fair Market Value per share of Common Stock on the first day of the fiscal year in which the Date of Termination due to death or Disability occurs.

(aa)         “Section 5(d) Portion” shall mean a number of PRSUs equal to the sum of (x) 36,129 PRSUs (the Target Number of Performance Period PRSUs) and (y) the ratio of (i) the product of (A) $466,666.67 and (B) the number of not-yet-completed fiscal years for which there is a Fiscal Year PRSU Award as of the Date of Termination (or date of Change in Control, if later), to (ii) the Fair Market Value per share of Common Stock on the first day of the fiscal year in which the Date of Termination, or Change in Control, as applicable, occurs.

(bb)          A performance level of “Superior” with respect to any Performance Goal shall have the meaning set forth on Annex C.

(cc)          “Target Number of PRSUs” shall, with respect to each of the Performance Period PRSUs and the Fiscal Year PRSUs, mean that certain number of PRSUs calculated in accordance with the formula set forth on Annex B for the Performance Period or an individual fiscal year, as applicable.

(dd)          “Vesting Date” shall mean each of the vesting dates shown on the vesting schedule on Annex B.

(ee)           “Voting Stock” shall mean all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally.

Annex B

PERFORMANCE RESTRICTED STOCK UNIT TERMS

As set forth in that certain Performance Restricted Stock Unit Award Grant Notice and Agreement to which this Annex B is attached (the “Agreement”), this Annex B sets forth certain terms and conditions related to the PRSUs granted pursuant to this Agreement.  Capitalized terms not defined herein are defined in this Agreement or in the Definitions Annex attached to this Agreement as Annex A.

Award Date:	August 5, 2010
Performance Period:	July 4, 2010 through June 28, 2014 (i.e., the Company’s 2011 through 2014 fiscal years)
Target Value of Award:
The aggregate target value of the Award is $2,800,000, divided as follows:

(a)    $1,400,000 based on the Company’s performance as measured against specified pre-established performance goals for each of the Company’s 2011 through 2013 fiscal years (“Fiscal Year PRSUs”).

(b)    $1,400,000 based on the Company’s international sales during fiscal year 2014 (“Performance Period PRSUs”).

Target Number of PRSUs:
The Target Number of PRSUs shall be determined as follows:

(a)           Fiscal Year PRSUs:

(i)    Fiscal Year 2011:  12,043 PRSUs

(ii)    Fiscal Year 2012: That number of PRSUs equal to the ratio of: (A) $466,666.67, to

(B)    the Fair Market Value per share of Common Stock on the date the Committee approves the performance goals for Fiscal Year 2012

(iii)    Fiscal Year 2013: That number of PRSUs equal to the ratio of: (A) $466,666.67, to

(B)    the Fair Market Value per share of Common Stock on the date the Committee approves the performance goals for Fiscal Year 2013

Fractional PRSUs shall not be granted, and the number of PRSUs determined pursuant to (ii), (iii) and (iv) will be rounded down to the nearest whole number to eliminate fractional PRSUs.

(b)    Performance Period PRSUs:  36,129 PRSUs

Actual Number of PRSUs:
The actual number of PRSUs which vest pursuant to the Award may be greater than or less than the Target Number of PRSUs based on the Company’s achievement of the Performance Goals set forth on Annex C and determined in accordance with the Vesting Schedule set forth below.

Vesting Schedule:
Subject to subsection (c), below, the PRSUs shall become vested on the Vesting Date based on the Company’s achievement of the Performance Goals set forth on Annex C as follows:

a.           Fiscal Year PRSUs:

With respect to the performance of the Company in each of the Company’s 2011 – 2013 fiscal years, the number of PRSUs vesting on the Vesting Date shall be:

(i)    Zero, if the Company performance level for such fiscal year is less than or equal to Marginal;

(ii)    67% of the Target Number of PRSUs for such fiscal year if the Company performance level for such fiscal year is Good;

(iii)    100% of the Target Number of PRSUs for such fiscal year if the Company performance level for such fiscal year is Superior; and

(iv)    133% of the Target Number of PRSUs for such fiscal year if the Company performance level for such fiscal year is Outstanding.

The Vesting Date for the FY11 Fiscal Year PRSUs shall be June 29, 2013.
The Vesting Date for the FY12 Fiscal Year PRSUs shall be June 29, 2013.
The Vesting Date for the FY13 Fiscal Year PRSUs shall be June 28, 2014.

If the Company performance level for a fiscal year is between Marginal and Good, between Good and Superior, or between Superior and Outstanding, the number of PRSUs that may become vested with respect to such fiscal year on the Vesting Date shall be determined by means of linear interpolation.

Notwithstanding the foregoing, no Fiscal Year PRSUs in excess of the Target Number of PRSUs shall vest on the Vesting Date with respect to performance in any fiscal year unless the Company’s performance level was at least Marginal in every fiscal year for which there is a Fiscal Year PRSU.

(b)    Performance Period PRSUs:

The number of PRSUs vesting on the Vesting Date shall be:

 (i)    Zero, if the Company performance level for the Performance Period is less than or equal to Marginal;

(ii)    50% of the Target Number of PRSUs if the Company performance level for the Performance Period is Good;

(iii)    100% of the Target Number of PRSUs if the Company performance level for the Performance Period is Superior; and

(iv)    133% of the Target Number of PRSUs if the Company performance level for the Performance Period is Outstanding.

The Vesting Date for the Performance Period PRSUs shall be June 28, 2014.

If the Company performance level for the Performance Period is between Marginal and Good, between Good and Superior, or between Superior and Outstanding, the number of PRSUs that may become vested on the Vesting Date shall be determined by means of linear interpolation.

(c)    Termination of Employment Prior to Vesting Date:

Notwithstanding the foregoing subsections (a) and (b), in the event of the Executive’s termination of employment prior to the Vesting Date, any or all Fiscal Year PRSUs and Performance Period PRSUs shall be subject to forfeiture in accordance with Section 5 of this Agreement (and no PRSUs that are forfeited pursuant to Section 5 of this Agreement shall become vested pursuant to this Annex B).

Dividend Equivalents:
(a)    The Executive shall be eligible to receive Dividend Equivalents (as defined in the Plan) with respect to the Award (the “Dividend Equivalent PRSUs”).   Subject to subsection (b), below, the amount of the Dividend Equivalent PRSUs shall be determined as of the Vesting Date (or, if earlier, the date the Award is distributed to Executive pursuant to Section 5 of this Agreement) and shall be distributed in accordance with the terms of this Agreement.  For purposes of determining the amount of Dividend Equivalent PRSUs (and subject to subsection (b), below): (i) an amount representing dividends payable on the number of shares of Common Stock equal to (A) the number of Performance Period PRSUs and (B) Fiscal Year PRSUs  with respect to fiscal years beginning on or prior to the dividend record date shall be deemed reinvested in Common Stock and credited as additional PRSUs as of the dividend payment date; and (ii) (A) with respect to the Performance Period PRSUs, the Company’s performance will be deemed to be Outstanding, (B) with respect to the Fiscal Year PRSUs for the fiscal year in which the dividend record date occurs, the Company’s performance level will be deemed to be Outstanding; provided, however, that in the event the Company’s performance level is Marginal or below in any fiscal year that ends prior to the dividend record date, the Company’s performance for the fiscal year in which the dividend record date occurs shall be deemed to be Superior, and (C) with respect to the Fiscal Year PRSUs for the fiscal years ending prior to the fiscal year in which the dividend record date occurs, the Company’s performance will be based on actual results for such prior fiscal years.

(b)    All Dividend Equivalent PRSUs (including Dividend Equivalent PRSUs paid with respect to any prior year’s Dividend Equivalent PRSUs) will be subject to forfeiture if the underlying PRSUs are forfeited in accordance with the forfeiture and vesting provisions set forth in Section 5 of this Agreement and this Annex B.

Performance Goals:
The Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

The Performance Goals set forth on Annex C shall be established and the level of achievement of such Performance Goals shall be determined in the following manner:

(a)           Fiscal Year PRSUs

No later than 90 days following the commencement of each of the Company’s fiscal years during the Performance Period (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, select the Performance Criteria for such fiscal year and establish the Performance Goals and the Target Number of PRSUs which may be earned for such fiscal year based on the Performance Criteria.  Following the completion of each fiscal year, the Committee shall certify in writing whether and the extent to which the Performance Goals have been achieved for such fiscal year.

(b)    Performance Period PRSUs

No later than 90 days following the commencement of the Performance Period, the Committee shall, in writing, select the Performance Criteria for the Performance Period and establish the Performance Goals and the Target Number of PRSUs which may be earned for the Performance Period based on the Performance Criteria.  Following the completion of the Performance Period, the Committee shall certify in writing whether and the extent to which the Performance Goals have been achieved for the Performance Period.
Notwithstanding any other provision of this Agreement (or any of its annexes), the Award shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings thereunder that are requirements for qualification as “performance-based compensation,” and this Agreement shall be deemed amended to the extent necessary to conform to such requirements.

Annex C

PERFORMANCE GOALS

I.           Fiscal Year PRSUs

The Performance Goals for the Fiscal Year PRSUs for each of fiscal years 2011 through 2013 shall equal the performance goals for such fiscal year to be adopted by the Human Resources Committee of the Board under the Company’s Performance-Based Annual Incentive Plan (together with any successor plan adopted by the Company that provides for “performance-based compensation” within the meaning of Section 162(m) of the Code, the “Bonus Plan”).

Each of the terms “Good,” “Marginal,” “Outstanding” and “Superior”, with respect to any Performance Goal for Fiscal Year PRSUs in any fiscal year, shall have the same value as adopted by the Human Resources Committee for such fiscal year pursuant to the Bonus Plan.

II.           Performance Period PRSUs

The Performance Goal for the Performance Period PRSUs shall equal the target to be approved by the Human Resources Committee on August 5, 2010 for aggregate sales by Coach International, during the final fiscal year of the Performance Period.

Each of the terms “Good,” “Marginal,” “Outstanding” and “Superior”, with respect to such Performance Goal for the Performance Period PRSUs, shall have the same value as adopted by the Human Resources Committee on August 5, 2010.

C-1

Annex D

RESTRICTIVE COVENANTS

1.           The Executive shall not, at any time during his employment or during the 12-month period following the Date of Termination (the “Restricted Period”) directly or indirectly engage in, have any equity interest in, or manage or operate any (a) Competitive Business (as defined below), or (b) new luxury accessories business that competes directly with the existing or planned product lines of the Company; provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.  For purposes of these Restrictive Covenants, “Competitive Business” shall mean any entity that, as of the date of the Executive’s termination of employment, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Company, provided that the Committee may change its designation of Competitive Businesses at any time that is not less than 90 days prior to the Executive’s termination of employment upon written notice thereof to the Executive (and any such change within the 90 day period immediately preceding the Executive’s termination of employment shall not be effective).

2.           During the Restricted Period, the Executive will not, directly or indirectly recruit or otherwise solicit or induce any employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose.

3.           Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties hereunder or as specifically set forth in this Section 3, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain his rolodex, address book and similar information and any non-proprietary documents he received as an employee or director.

4.           Notwithstanding Section 3, the Executive may respond to a lawful and valid subpoena or other legal process or other government or regulatory inquiry but shall give the Company prompt notice thereof (except to the extent legally prohibited), and shall, as much in advance of the return date as is reasonably practicable, make available to the Company and its counsel copies of any documents sought which are in the Executive’s possession or to which the Executive otherwise has reasonable access.  In addition, the Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for the Executive’s other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to his employment agreement).  In the event of such requested cooperation, the Company shall reimburse the Executive’s reasonable out of pocket expenses.

5.           The Executive shall not disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, or employees, either orally or in writing, at any time.  The Company (including without limitation its directors) shall not disparage the Executive, either orally or in writing, at any time.  Notwithstanding the foregoing, nothing in this Section 5 shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

6.           The Executive agrees that all strategies, methods, processes, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product (“Intellectual Property”) that the Executive creates, develops or assembles in connection with his employment hereunder shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion.  The Executive shall not communicate to the Company any ideas, concepts, or other intellectual property of any kind (other than in his capacity as an officer of the Company) which (a) were earlier communicated to the Executive in confidence by any third party as proprietary information, or (b) the Executive knows or has reason to know is the proprietary information of any third party.  Further, the Executive shall adhere to and comply with the Company’s Global Business Integrity Program Guide.  All Intellectual Property created or assembled in connection with the Executive’s employment hereunder shall be the permanent and exclusive property of the Company.  The Company and the Executive mutually agree that all Intellectual Property and work product created in connection with the Executive’s employment, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company.  If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and its rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company.

7.           As used in these Restrictive Covenants, the term “Company” shall include the Company and any of its affiliates or direct or indirect subsidiaries.

8.           The Company and the Executive expressly acknowledge and agree that the agreements and covenants contained in these Restrictive Covenants are reasonable.  In the event, however, that any agreement or covenant contained in these Restrictive Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.